                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                               QUALCOMM Contact:
                                                                   Bill Davidson
                                              Vice President, Investor Relations
                                    1-(858) 658-4813 (ph) 1-(858) 651-9303 (fax)
                                                         e-mail: ir@qualcomm.com

            QUALCOMM ANNOUNCES FOURTH QUARTER AND FISCAL 2004 RESULTS
                  GAAP FY2004 REVENUES $4.9 BILLION, EPS $1.03
        PRO FORMA REVENUES $5.1 BILLION, EPS $1.09 EXCLUDING QSI SEGMENT

SAN DIEGO - November 3, 2004 - QUALCOMM Incorporated (NASDAQ: QCOM) today announced its results for the fourth quarter and fiscal 2004 year ended September 26, 2004.

                                  INTRODUCTION

All of the share and per share amounts in this release reflect the two-for-one stock split that was effected in the form of a stock dividend on August 13, 2004 to QUALCOMM stockholders of record on July 23, 2004.

Results presented in accordance with Generally Accepted Accounting Principles
(GAAP) reflect the Company's decision in the fourth quarter of fiscal 2004 to cease accruing estimated earned royalties before the actual amounts were reported by our licensees, as announced on October 28, 2004. Results that assume the accrual of estimated earned royalties before they are reported by our licensees (the "Prior Method of Estimating Royalties") are presented as supplemental information to assist investors with evaluating financial performance during this transition period.

  RESULTS PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

Background

For financial reporting purposes, the change resulting from the new royalty estimation method is made prospectively and has the one-time effect of significantly reducing royalty revenues in the fourth quarter of fiscal 2004. Therefore, GAAP results for fiscal 2004 do not reflect a full year of the economic performance of the Company's licensing business, as significant royalty revenue that would have been recognized in the fourth quarter of fiscal 2004 will now be recognized in the first fiscal quarter of fiscal 2005 when the actual royalty reports are received from licensees.

                                     -more-

QUALCOMM Announces Fourth Quarter and Fiscal 2004 Results

GAAP Fiscal 2004

Revenues were $4.9 billion in fiscal 2004, up 27 percent compared to fiscal 2003. Fiscal 2004 earnings were $1.7 billion and diluted earnings per share were $1.03, up 108 percent and 102 percent, respectively, compared to fiscal 2003.

GAAP Fourth Quarter of Fiscal 2004

Revenues were $1.1 billion in the fourth quarter of fiscal 2004, up 28 percent year-over-year and down 17 percent sequentially. Revenues for the fourth quarter of fiscal 2004 grew $247 million compared to the fourth quarter of fiscal 2003, including a $343 million increase in QUALCOMM CDMA Technologies (QCT) segment revenues and a $91 million decrease in QUALCOMM Technology Licensing (QTL) segment revenues, including the effect of the change in method of accruing estimated earned royalties in the fourth quarter of fiscal 2004 partially offset by increases in royalties reported by our licensees. The fourth quarter diluted earnings per share were $0.23, up 28 percent year-over-year and down 21 percent sequentially. The decrease in sequential revenue and diluted earnings per share is primarily attributable to the change in the Company's method of accruing estimated earned royalty revenues. These results include diluted earnings per share for the QUALCOMM Strategic Initiatives (QSI) segment in fiscal 2004 and the fourth quarter of fiscal 2004 of $0.02 and $0.03, respectively.


GAAP Fourth Quarter of Fiscal 2004 Operating Costs

Research and development (R&D) expenses were $208 million in the fourth quarter of fiscal 2004, up 45 percent from the fourth quarter of fiscal 2003, largely attributable to increases in costs related to integrated circuit products and initiatives to support multimedia applications, high-speed wireless Internet access and multimode, multiband, multinetwork products including CDMA2000(R) 1xEV-DO, WCDMA and High Speed Downlink Packet Access (HSDPA).

Selling, general and administrative (SG&A) expenses were $146 million in the fourth quarter of fiscal 2004, up 24 percent from the fourth quarter of fiscal 2003, largely attributable to employee growth.

QUALCOMM Announces Fourth Quarter and Fiscal 2004 Results

GAAP Effective Tax Rates

Our GAAP fiscal 2004 effective tax rate for total QUALCOMM was approximately 25 percent compared to approximately 34 percent in fiscal 2003. The 2004 tax rate is lower than the 2003 tax rate largely due to higher foreign earnings in fiscal 2004 which are taxed at a lower rate, tax benefits resulting from the Company's forecast of its ability to use additional capital loss carryforwards, and the reduction, as a percentage of total earnings, of QTL pretax earnings which are taxed at a rate that is higher than our effective tax rate. The 10 percent fourth quarter fiscal 2004 tax rate from continuing operations for total QUALCOMM is lower than the annual effective tax rate due to the reduction in earnings taxed at a higher rate that resulted from the change in method of estimating QTL royalties as well as an increase in our forecast of our ability to utilize capital loss carryforwards.

           RESULTS UTILIZING THE PRIOR METHOD OF ESTIMATING ROYALTIES
                 EXCLUDING THE QSI SEGMENT ("PRO FORMA" RESULTS)

Background

The following results exclude the QSI segment and use the Prior Method of Estimating Royalties for the fourth fiscal quarter and fiscal 2004. Results on this basis will only be given for the fourth fiscal quarter and fiscal 2004 and are provided to enable comparisons to our prior year results and our previous guidance published on September 17, 2004. For ease of reference, results utilizing the Prior Method and excluding QSI are referred to as "pro forma." Pro forma revenues for the fourth quarter of fiscal 2004 include an estimate of $251 million in royalties that would have been recorded in the fourth quarter of fiscal 2004 had we not made this change. This Prior Method, while no longer in accordance with GAAP, was determined to be consistent with our past practices.

A summary of our September 17, 2004 guidance and a detailed reconciliation between total QUALCOMM GAAP results and the pro forma results is included herein and is presented on our Investor Relations web page at www.qualcomm.com.

Pro Forma Fiscal 2004

Pro forma revenues were $5.1 billion in fiscal 2004, up 33 percent year-over-year, compared to our prior guidance of a 33-34 percent year-over-year increase. Pro forma diluted earnings per share were $1.09 in fiscal 2004, as compared to our prior guidance of $1.09-$1.10.

QUALCOMM Announces Fourth Quarter and Fiscal 2004 Results

Pro Forma Fiscal Fourth Quarter

Pro forma revenues were $1.4 billion in the fourth quarter of fiscal 2004, up 57 percent year-over-year, as compared to our prior guidance of 60-62 percent. Pro forma diluted earnings per share were $0.29 in the fourth quarter of fiscal 2004, as compared to our prior guidance of $0.28-$0.30.

Pro Forma Effective Tax Rate

Our fiscal 2004 effective pro forma tax rate was approximately 29 percent compared to approximately 33 percent in fiscal 2003. The pro forma 2004 tax rate is lower than the 2003 tax rate largely due to higher foreign earnings in fiscal 2004 which are taxed at a lower rate. The annual effective tax rate declined from the approximately 30 percent forecast in the third quarter to a pro forma annual effective tax rate of approximately 29 percent resulting in a fourth fiscal quarter pro forma tax rate of approximately 26 percent.

Fiscal 2004 Review and Commentary

MSM and Phone Shipments: QCT sold approximately 39 million Mobile Station Modem(TM) (MSM(TM)) phone chips in the fourth quarter of fiscal 2004, compared to 20 million in the fourth quarter of fiscal 2003. In the fourth quarter of fiscal 2004, our licensees reported CDMA phone sales for the third quarter of fiscal 2004 of approximately 41 million units at an average selling price of $211, compared to 23 million units reported in the fourth quarter of fiscal 2003 at an average selling price of $193. For most of this year, there has been insufficient channel inventory of our MSMs and CDMA phones as demand continued to increase throughout the fiscal year. The Company now believes that the CDMA channel has come back into better balance, due in part to the recent temporary slowdown of the South Korean market. As a result, unit shipments in the fourth fiscal quarter were lower than our estimate of 46 million units. The
Company now anticipates that 48-50 million CDMA phones will be shipped in the December quarter.

"The CDMA market experienced dramatic growth during QUALCOMM's fiscal year 2004," said Dr. Irwin Mark Jacobs, chairman and CEO of QUALCOMM. "We met our earnings per share and revenue targets on a pro forma basis delivering year-over-year growth of 54% and 33%, respectively. The continuing growth in the worldwide adoption of CDMA technology has significantly increased the cash flow and earnings of QUALCOMM and we are pleased to share this success with our

QUALCOMM Announces Fourth Quarter and Fiscal 2004 Results

stockholders through our dividend program. The performance of our business is once again a direct result of the dedication of the employees at QUALCOMM, their commitment to excellence and the effective partnerships we have achieved with our customers, both manufacturers and operators."

"Clearly, the desire on the part of consumers and enterprises to utilize applications that require more efficient and faster data transmission is driving the deployment of CDMA2000 1xEV-DO and operator requests for earlier availability of High Speed Downlink Packet Access (HSDPA) for WCDMA. To support the growing worldwide demand for multimedia services, we announced an evolution of our 1xEV-DO technology called "Platinum Multicast" and a new air interface innovation called FLO(TM) (Forward Link Only). Both are designed to increase network capacity and reduce the costs associated with delivering high-quality video and audio to mobile handsets. On November 1, 2004, we announced plans to deploy and operate a nationwide mobile wireless multimedia network in the U.S. through a new subsidiary, MediaFLO USA Inc. This new subsidiary will provide a comprehensive wireless multimedia service by delivering a wide selection of program choices and very high-quality video and audio to U.S. consumers' mobile phones at mass market prices. Although the exact timing has not yet been decided, the Company intends a spin-off of our interest in MediaFLO USA to our stockholders."

"QUALCOMM's performance this year was positively impacted by the continued deployments of WCDMA networks around the world. Growth and demand for WCDMA networks and services have strengthened recently with the availability of more feature rich devices, attractive applications, and continually improving coverage. Our strategy of integration and the ability to share powerful software features among all of our chipsets has proven to be a competitive advantage in the burgeoning WCDMA market. We remain focused on providing our customers a strong competitive advantage in performance and cost over other solutions in the market. Our leadership position in chipset development is enabling us to rapidly address the emerging demand for HSDPA and capitalize on the high data rate opportunities in the WCDMA market."

"Due to the execution and continued confidence in our business plan, the QUALCOMM Board of Directors voted to increase the dividend twice during fiscal 2004 bringing the annual dividend to $0.28 per share of common stock after our recent two-for-one stock split. With a strong free cash flow, QUALCOMM is positioned for further increases to its dividend program. In fiscal 2005, we

QUALCOMM Announces Fourth Quarter and Fiscal 2004 Results

plan to continue investing in areas that will further our technological leadership and drive another strong growth year for 3G CDMA."

QUALCOMM Strategic Initiatives

The QUALCOMM Strategic Initiatives (QSI) segment includes our strategic investments and related income and expenses. The fourth quarter fiscal 2004 results consisted primarily of $44 million in net gains on investments and $6 million in other income primarily from the transfer of the remaining portion of our FCC Auction Discount Voucher to a wireless operator, partially offset by $17 million in equity losses and $11 million in other-than-temporary losses on investments. Our total QUALCOMM GAAP results include diluted earnings per share for the QSI segment in fiscal 2004 and the fourth fiscal quarter of $0.02 and $0.03, respectively. QSI net cash generated for fiscal 2004 was $169 million.

Cash and Marketable Securities

QUALCOMM's cash, cash equivalents and both current and noncurrent marketable securities totaled approximately $7.6 billion at the end of the fourth quarter of fiscal 2004, compared to $5.4 billion on September 28, 2003. For the fourth quarter of fiscal 2004, net cash provided by operations was $770 million compared to $462 million in the third quarter of fiscal 2004. We paid $114 million in cash dividends, or $0.07 per share, in the fourth quarter of fiscal 2004. Detailed reconciliations between changes in total QUALCOMM GAAP cash flow and cash, cash equivalents and marketable securities and total QUALCOMM excluding the QSI segment are included in this news release.

                                BUSINESS OUTLOOK

Background - QSI Segment Includes MediaFLO

Beginning in the first quarter of fiscal 2005, the results of our newly announced MediaFLO(TM) U.S. operator business will be included as part of the QSI segment. Including the MediaFLO U.S. operator business in the QSI segment is consistent with our historical treatment of strategic investments in operators, and our intent to ultimately divest the business by spin-off of our interest to stockholders. Previously, the results of the MediaFLO U.S. operator business were presented as a non-reportable segment included in reconciling items. Business outlook information presented below includes the expected results of the MediaFLO U.S. operator in the QSI segment.

QUALCOMM Announces Fourth Quarter and Fiscal 2004 Results

Outlook and Comparable Period Information Will Be Presented Utilizing New Method ("New Method") of Estimating Royalties

Our business outlook and future results will be provided in accordance with the New Method of estimating royalties based solely on reports received from licensees. Because fiscal 2004 QUALCOMM GAAP results are based on the Prior Method and reflect only partial economic performance of the Company's licensing business in the fourth quarter, we will compare the fiscal 2005 outlook (excluding QSI) to the fiscal 2004 results as if the New Method had been in effect for the entire 2004 fiscal year. The historical financial information for fiscal years 2003 through 2004 using the New Method is presented herein to assist investors with evaluating financial performance on a comparable basis. For fiscal 2001 through 2004 this information is presented on our Investor Relations web page at www.qualcomm.com.

Forward-Looking Statements

The following statements are forward-looking and actual results may differ materially. Please see Note Regarding Forward-Looking Statements in this release for a description of certain risk factors and QUALCOMM's annual and quarterly reports on file with the Securities and Exchange Commission (SEC) for a more complete description of risks. Due to their nature, certain income and expense items such as realized investment gains or losses and asset impairments cannot be accurately forecast. Accordingly, the Company excludes such forecasted items from its business outlook, and actual results may vary materially from the business outlook if the Company incurs any such income or expense items.

Fiscal 2005 Outlook

Unit Shipments: Based on the current business outlook, we estimate the CDMA phone market will total approximately 218-228 million new unit shipments in calendar 2005. Based on the 223 million unit midpoint of this estimate, we anticipate shipments of approximately 168 million CDMA2000 units and approximately 55 million WCDMA units. We anticipate average selling prices for CDMA phones, CDMA2000 and WCDMA combined, to increase 5 percent in fiscal 2005 to approximately $215, compared to approximately $205 in fiscal 2004. Fiscal year average selling prices will be calculated from phone shipments from the September to the June quarters, consistent with our New Method for royalty accounting.

QUALCOMM Announces Fourth Quarter and Fiscal 2004 Results

Fiscal 2005 Outlook Excluding QSI

Based on the current business outlook we anticipate fiscal 2005 revenues excluding the QSI segment to be in the range of approximately $5.8-$6.3 billion, an increase of 16-26 percent, and diluted earnings per share excluding the QSI segment to be in the range of $1.15-$1.19, an increase of 8-12 percent for fiscal 2005, compared to fiscal 2004 results excluding QSI of $1.06 utilizing the New Method. Fiscal 2005 earnings per share include a decrease of approximately $0.02 cents per share due to our three recently announced acquisitions. Under their existing agreements with QUALCOMM, two entities are entitled to share in a percentage of the royalty revenues for certain CDMA products received by QUALCOMM from certain third parties. One of these sharing arrangements expires in latter fiscal 2005 and the other in fiscal 2006. As a result, we have estimated a modest improvement to fiscal 2005 revenue and earnings. In fiscal 2006 we expect the termination of royalty sharing arrangements to contribute approximately $330 to $360 million to our fiscal 2006 revenue and pretax earnings.

To enable and support the growth of our business, we anticipate a significant increase in operating expenses. We also expect a higher tax rate for fiscal 2005 of approximately 30 percent which will reduce earnings per share.

GAAP Fiscal 2005 Outlook

Based on the current business outlook, we anticipate that total QUALCOMM GAAP revenues will be in the range of approximately $5.8-$6.3 billion, an increase of 18-29 percent and total QUALCOMM GAAP diluted earnings per share to be in the range of $1.12-$1.16 for fiscal 2005, an increase of 11-16 percent, including an estimated $0.03 loss per share attributed to the QSI segment.

Q1 Fiscal 2005 Outlook

Unit Shipments: Based on the current business outlook, we estimate the CDMA phone market will be approximately 41 million new unit shipments in the September quarter and approximately 48-52 million for the December quarter. Royalty revenue for the December quarter will be based on the September quarter shipments reported to us on royalty reports received from our licensees in the December quarter. We estimate an average selling price of $213 for the September quarter shipments of 41 million units.

QUALCOMM Announces Fourth Quarter and Fiscal 2004 Results

Q1 Fiscal 2005 Outlook Excluding QSI

Based on the current business outlook we estimate first quarter fiscal 2005 revenues excluding the QSI segment to be in the range of approximately $1.3-$1.4 billion, an increase of 12-23 percent year-over-year and relatively flat sequentially, in both cases assuming application of the New Method in the prior periods. Under the New Method, royalty revenues in the first fiscal quarter will reflect CDMA phone shipments that occurred in the quarter ended September 26, 2004. We estimate diluted earnings per share excluding the QSI segment to be in the range of $0.24-$0.26, a decrease of 10-17 percent sequentially and an increase of 4-13 percent year-over-year (again, assuming the utilization of the New Method in the comparable periods). This estimate assumes shipments of approximately 38-39 million MSM phone chips during the quarter, an increased tax rate and inclusion of the three recently announced acquisitions.

GAAP Q1 Fiscal 2005 Outlook

Based on the current business outlook, we anticipate that total QUALCOMM GAAP revenues in the first quarter of fiscal 2005 will be in the range of approximately $1.3-$1.4 billion, an increase of 7-18 percent year-over-year and 15-26 percent sequentially. We anticipate that total QUALCOMM GAAP diluted earnings per share will be approximately $0.23-$0.25 in the first fiscal quarter, an increase of 0-9 percent sequentially and 10-19 percent year-over-year, including an estimated $0.01 loss per share attributed to the QSI segment, compared to a $0.04 loss per share in the year ago quarter.

QUALCOMM Announces Fourth Quarter and Fiscal 2004 Results

RESULTS OF BUSINESS SEGMENTS The following tables, which present segment information, have been adjusted to reflect the SnapTrack reorganization (Note 1) and discontinued operations (Note 3) (dollars in millions, except per share data):

Fourth Quarter - Fiscal Year 2004

                                                                                                            PRIOR
                                                                                                            METHOD
                                                                                                           PRO FORMA   NEW METHOD
                                                                RECONCILING  QUALCOMM                      QUALCOMM     QUALCOMM
                                                                   ITEMS     EXCLUDING            TOTAL    EXCLUDING    EXCLUDING
Segments                               QCT(1)  QTL(6)   QWI(1)      (2)         QSI      QSI     QUALCOMM   QSI(7)        QSI(8)
--------                               ------  -------  ------  -----------  ---------  ------  ---------  ---------  --------------
Revenues                                845     151      163        (41)     1,118        -      1,118       1,369         1,371
Change from prior year                   68%    (38%)     10%       N/M         28%      N/M        28%         57%           57%
Change from prior quarter                 7%    (65%)      9%       N/M        (17%)     N/M       (17%)         2%            2%
Earnings before taxes                   271     111       16         13        411        20       431         662
Change from prior year                  119%    (48%)    100%       N/M         17%      N/M        24%         88%
Change from prior quarter                 7%    (72%)    300%       N/M        (39%)     N/M       (35%)        (1%)
Net income                                                                     336        57       393         489           488
Change from prior year                                                          42%        4%       35%        107%          107%
Change from prior quarter                                                      (30%)    1800%      (19%)         1%            1%
Diluted earnings per common share (4)                                         0.20      0.03      0.23        0.29          0.29
Change from prior year                                                          43%        0%       28%        107%          107%
Change from prior quarter                                                      (31%)     N/M       (21%)         0%            0%

Third Quarter - Fiscal Year 2004

                                                                                                 QUALCOMM
                                                                                    RECONCILING  EXCLUDING            TOTAL
Segments                                                  QCT(1)    QTL      QWI(1)   ITEMS (2)    QSI       QSI     QUALCOMM
--------                                                  ------   -----    ------  -----------  ---------  ------   ---------
Revenues                                                    790     436       150       (35)       1,341         -     1,341
Earnings (loss) from continuing operations before taxes     254     398         4        16          672        (4)      668
Net income                                                                                           483         3       486
Diluted earnings per common share (4)(5)                                                            0.29      0.00      0.29

Fourth Quarter - Fiscal Year 2003

                                                                                                   QUALCOMM
                                                                                     RECONCILING   EXCLUDING            TOTAL
Segments                                                  QCT(1)*   QTL     QWI(1)*    ITEMS (2)*     QSI       QSI*   QUALCOMM*
--------                                                  ------   -----    ------   -----------   ---------  ------   ---------
Revenues                                                   502      242       148        (21)        871         -        871
Earnings (loss) from continuing operations before taxes    124      213         8          7         352        (4)       348
Income from discontinued operations, net of tax (3)                                                    -        37         37
Net income                                                                                           236        55        291
Diluted earnings per common share (4)(5)                                                            0.14      0.03       0.18

Twelve Months - Fiscal Year 2004

                                                                                                            PRIOR
                                                                                                            METHOD
                                                                                                           PRO FORMA   NEW METHOD
                                                                RECONCILING  QUALCOMM                      QUALCOMM     QUALCOMM
                                                                   ITEMS     EXCLUDING            TOTAL    EXCLUDING    EXCLUDING
Segments                               QCT(1)  QTL(6)   QWI(1)      (2)         QSI      QSI    QUALCOMM    QSI(7)        QSI(8)
--------                              -------  -------  ------  -----------  ---------  ------  --------   ---------  --------------
Revenues                              3,094     1,331      596       (141)     4,880       -      4,880     5,131         5,031
Change from prior year                   29%       33%      17%       N/M         27%   (100%)       27%       33%           31%
Earnings (loss) from continuing
  operations before taxes             1,043     1,195       30         48      2,316      (3)     2,313     2,566
Change from prior year                   31%       33%      11%       N/M         34%     98%        48%       48%
Loss from discontinued operations,
  net of tax (3)                                                                   -      (5)        (5)        -
Net income (loss)                                                              1,680      40      1,720     1,833         1,772
Diluted earnings (loss) per common
  share (4)                                                                     1.00    0.02       1.03      1.09          1.06
Change from prior year                                                            41%    N/M        102%       54%           49%

Twelve Months - Fiscal Year 2003

                                                                                                   QUALCOMM
                                                                                     RECONCILING   EXCLUDING            TOTAL
Segments                                                  QCT(1)*   QTL     QWI(1)*    ITEMS (2)*     QSI       QSI*   QUALCOMM*
--------                                                  ------   -----    ------   -----------   ---------  ------   ---------
Revenues                                                   2,406   1,000      511        (71)        3,846        1       3,847
Earnings (loss) from continuing operations before taxes      797     897       27         12         1,733     (168)      1,565
Loss from discontinued operations, net of tax (3)                                                        -     (202)       (202)
Net income (loss)                                                                                    1,161     (334)        827
Diluted earnings (loss) per common share (4)(5)                                                       0.71    (0.20)       0.51

QUALCOMM Announces Fourth Quarter and Fiscal 2004 Results

(1) During the second quarter of fiscal 2004, the Company reorganized its wholly-owned subsidiary, SnapTrack, Inc. (SnapTrack), a developer of wireless position location technology. The Company previously presented all of the revenues and operating results of SnapTrack in the QCT segment. As a result of the reorganization of SnapTrack, revenues and operating results related to SnapTrack's server software business (software for location-based services and applications) became part of the QIS division in the QWI segment. Revenues and operating results related to SnapTrack's client business (the gpsOne technology that is embedded within the integrated circuit products) remain with the QCT segment. Prior period segment information has been adjusted to conform to the new segment presentation.

(2) Reconciling items related to revenues consist primarily of other non-reportable segment revenues less intersegment eliminations. Reconciling items related to earnings before taxes consist primarily of corporate expenses, charges that are not allocated to the segments for management reporting purposes, unallocated net investment income, non-reportable segment results, interest expense and the elimination of intercompany profit.

(3) During fiscal 2004, the Company sold its consolidated subsidiaries, the Vesper Operating Companies and TowerCo, and returned personal mobile service (SMP) licenses to Anatel, the telecommunications regulatory agency in Brazil. The results of operations of the Vesper Operating Companies and TowerCo, including gains and losses realized on the sales transactions and the SMP licenses, are presented as discontinued operations. The Company's statements of operations and cash flows for all prior periods have been adjusted to present the discontinued operations.

(4) The sum of the earnings per share amounts may not equal total earnings per share due to rounding.

(5) We affected a two-for-one stock split in August 2004. All references to number of shares and per share amounts reflect the stock split.

(6) QTL's results in the fourth quarter of fiscal 2004 reflect the Company's decision to cease accruing royalties that had been earned but were estimated by us before the actual amounts were reported by our licensees. The new royalty estimation method is made prospectively and has the one-time effect of significantly reducing royalty revenues in the fourth quarter of fiscal 2004. Therefore, GAAP results for fiscal 2004 do not reflect a full year of the economic performance of the Company's licensing business, as significant royalty revenue that would have been recognized in the fourth quarter of fiscal 2004 will now be recognized in the first quarter of fiscal 2005 when the actual royalty reports are received from licensees.

(7) Pro forma results assume the accrual of estimated earned royalties before they are reported by our licensees and are presented to assist investors with evaluation financial performance during this transition period.

(8) Revenues using the New Method are presented to illustrate the differences between the previous estimation method used for royalties prior to the fourth quarter of fiscal 2004 and the new "As Reported by Licensees" method implementing starting in the fourth quarter of fiscal 2004.

*     As adjusted as described in the notes above.

N/M - Not Meaningful

                           BUSINESS SEGMENT HIGHLIGHTS

QUALCOMM CDMA TECHNOLOGIES (QCT)

      - Shipped approximately 39 million MSM phone chips to customers worldwide during the fourth quarter of fiscal 2004, compared to approximately 20 million units in the fourth quarter of fiscal 2003 and approximately 35 million units in the third quarter of fiscal 2004. This brings the total number of MSM phone chips shipped during fiscal 2004 to approximately 137 million, compared to 99 million chips shipped in fiscal 2003.

      - Shipped CSM(TM) infrastructure chips for 3G CDMA2000 1X and 1xEV-DO to support approximately 5.4 million equivalent voice channels, compared to approximately 2.5 million in the fourth quarter of fiscal 2003 and approximately 4.6 million in the third quarter of fiscal 2004. Equivalent voice channels are provided rather than actual chip shipments because our CSM infrastructure chips currently support eight to 32 voice channels per chip.

QUALCOMM Announces Fourth Quarter and Fiscal 2004 Results

      - Announced that QUALCOMM has licensed Microsoft(R) Windows Media(R) technology and will integrate the Windows Media Audio and Video codecs into QUALCOMM's Qtv(TM) video decoder solution. Consumers will be able to play back and stream Windows Media Audio and Windows Media Video content on wireless devices integrated with QUALCOMM's Qtv solution. Support for this capability in the Qtv solution will be available in the first quarter of calendar 2005, beginning with QUALCOMM's MSM6250(TM), MSM6500(TM) and MSM6550(TM) WCDMA and CDMA2000 1x EV-DO chipset solutions. QUALCOMM's integrated MSM solutions will enable acceleration of Windows Media codecs to provide improved decoding performance and lower power consumption, resulting in an enhanced user experience This agreement leverages the power of QUALCOMM's MSM chipsets with the flexibility of Microsoft's Windows Media codecs to provide faster time-to-market for multimedia-rich wireless handsets.

      - Commercially launched the world's first CDMA2000 1X/GSM devices based on QUALCOMM's MSM6300(TM) chipset solution, including handsets manufactured by LGE, Motorola and Samsung.

      - Increased market availability of QUALCOMM's radioOne(TM) Zero Intermediate Frequency (ZIF) and powerOne(TM) power management solutions through:

            - sampling of the radioOne RFL6202(TM) and the RFR6202(TM) WCDMA receiver solution for 800 MHz and 2100 MHz,

            - support and commercial availability of radioOne RTR6250(TM) chipset, a WCDMA transmitter and GSM/GPRS transceiver solution,

            - support and commercial availability of radioOne RFR6122(TM) receiver and the RFT6122(TM) transmitter chips, the wireless industry's first CDMA2000 1X devices developed with RF CMOS (Complementary Metal Oxide Semiconductor) process technology, and support and commercial availability powerOne PM6650(TM) solution for 3G devices.

      - Announced that QUALCOMM has signed a definitive agreement to acquire Spike Technologies, Inc., a leading semiconductor design services company, headquartered in Milpitas, California, with a design center in Bangalore, India. The addition of Spike's engineering resources strongly complements QUALCOMM's commitment to provide 3G CDMA customers and partners with design, sales and technical support around the world.

QUALCOMM Announces Fourth Quarter and Fiscal 2004 Results

      Completion of the transaction is subject to regulatory approval and certain other closing conditions.

QUALCOMM TECHNOLOGY LICENSING (QTL)

      - Reported that licensees around the world are participating in the growing 3G CDMA market:

            - Forty-three subscriber licensees reported sales of CDMA2000 1X products and 13 subscriber licensees reported sales of WCDMA products during the third quarter of fiscal 2004.

            - Twelve infrastructure licensees reported sales of CDMA2000 1X products and 11 infrastructure licensees reported sales of WCDMA products during the third quarter of fiscal 2004.

            - WCDMA royalties reported by licensees were approximately 26 percent of total royalties reported by licensees in the fourth quarter of fiscal 2004 for sales in the third quarter of fiscal 2004.

QUALCOMM WIRELESS & INTERNET GROUP (QWI)

      QUALCOMM INTERNET SERVICES (QIS)

      - At the end of the fourth quarter of fiscal 2004, 37 wireless operators were offering BREW services in 24 countries and cumulative BREW-based application downloads exceeded 170 million worldwide.

      - Announced Leap Wireless International and Cellular South launched BREW-based services for their subscribers in the United States. Grupo Iusacell completed the first launch of downloadable wireless products and services based on QUALCOMM's BREW solution in Mexico.

      - Announced a definitive agreement with VIBO Telecom Inc., a Taiwanese wireless network operator, making it the first operator in Taiwan that will offer downloadable wireless applications and services based on the BREW solution. VIBO also announced its intent to deploy QUALCOMM's QChat(R) push-to-chat solution, which enables one-to-one and one-to-many communication between subscribers at the push of a button.

      - Announced the acquisition of Trigenix, a mobile user interface company, based in the United Kingdom. The acquisition provides QUALCOMM with Trigenix's User Interface (UI) development technologies, products and tools, and extends QUALCOMM's commitment to

QUALCOMM Announces Fourth Quarter and Fiscal 2004 Results

            the European wireless community. When combined with the BREW client software, Trigenix's suite of technologies provides additional substantial advantages to QUALCOMM's existing UI offerings that enable flexible and customizable wireless device UIs for operators and device manufacturers.

      QUALCOMM WIRELESS BUSINESS SOLUTIONS(R) (QWBS)

      - Began shipping T2(TM) Untethered TrailerTRACS(R) Asset Management Solution for private fleets and for-hire carriers. The T2 Untethered TrailerTRACS solution is an advanced, stand-alone wireless tracking system that offers rapid-status visibility into trailer locations and operational events and provides vehicle position reporting for improved fleet utilization and security. Features include sophisticated on-board hardware, advanced power management, complete network services, cargo and door sensors and data integration capabilities using state-of-the-art, multimode communications.

      - Shipped approximately 13,900 satellite-based systems (OmniTRACS(R), TruckMAIL(TM)) and nearly 4,900 terrestrial-based systems (OmniExpress(R), GlobalTRACS(R), T2 Untethered TrailerTRACS and
            LINQ) in the fourth quarter of fiscal 2004. This compares to approximately 8,800 satellite-based systems and 1,300 terrestrial-based systems in the fourth quarter of 2003 and approximately 10,200 satellite-based systems and over 2,200 terrestrial-based systems in the third quarter of fiscal 2004. This brings the total number of satellite-based system shipments to over 43,400 and terrestrial-based system shipments to nearly 10,100 during fiscal 2004 and a cumulative total of approximately 520,000 satellite-based systems and over 22,000 terrestrial-based systems shipped worldwide.

      - Announced the commercial release of the GlobalTRACS Web 2.1 solution for the construction equipment market. Building upon the established success of the existing GlobalTRACS Web management application system, the newest version provides added functionality by allowing customers to track maintenance by machine. The system tracks a machine's hours of operation, enabling customers to service their equipment in a timely manner, thereby allowing companies to increase equipment productivity as well as reducing overall maintenance and administrative costs.

QUALCOMM Announces Fourth Quarter and Fiscal 2004 Results

CONFERENCE CALL

QUALCOMM's fourth quarter and fiscal 2004 earnings conference call will be broadcast live on November 3, 2004 beginning at 2:30 p.m. Pacific Standard Time on the Company's web site at: www.qualcomm.com. This conference call may contain forward-looking financial information. The conference call will include a discussion of "non-GAAP financial measures" as that term is defined in Regulation G. The most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company's financial results prepared in accordance with GAAP, as well as the other material financial and statistical information to be discussed in the conference call, will be posted on the Company's Investor Relations web site at www.qualcomm.com immediately prior to commencement of the call. A taped audio replay will be available via telephone on November 3, 2004 beginning at approximately 4:30 p.m. (PST) through November 8, 2004. To listen to the replay, U.S. callers may dial (800) 633-8284 and international callers may dial (402) 977-9140. U.S. and international callers should use reservation number 21209991. An audio replay of the conference call will be available on the Company's web site at www.qualcomm.com for two weeks following the live call.

QUALCOMM Incorporated (www.qualcomm.com) is a leader in developing and delivering innovative digital wireless communications products and services based on the Company's CDMA digital technology. Headquartered in San Diego, Calif., QUALCOMM is included in the S&P 500 Index and is a 2003 FORTUNE 500(R) company traded on The Nasdaq Stock Market(R) under the ticker symbol QCOM.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES

The Company presents financial information excluding the QUALCOMM Strategic Initiatives (QSI) segment to facilitate evaluation by management, investors and analysts of its ongoing core operating businesses, including QUALCOMM CDMA Technologies (QCT), QUALCOMM Technology Licensing (QTL) and QUALCOMM Wireless & Internet (QWI). QSI results relate to strategic investments for which the Company has exit strategies of varying durations. Management believes that the information excluding QSI presents a more representative measure of the operating and liquidity performance of the Company because it excludes the effect of fluctuations in the values of investments that are unrelated to the Company's operational performance.

QUALCOMM Announces Fourth Quarter and Fiscal 2004 Results

The Company presents cash flow information excluding QSI and including marketable securities. The Company's management uses this non-GAAP presentation to analyze increases and decreases in certain of its liquid assets, comprised of cash, cash equivalents and marketable securities. Management views certain marketable securities as liquid assets available to fund operations, which result from cash management strategies designed to increase yields. However, these instruments do not meet the definition of cash equivalents in accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows" and must be excluded from the GAAP statements of cash flows. Since the GAAP statements of cash flows reconcile the Company's beginning and ending cash and cash equivalents balances, the purchases and sales of marketable securities are presented as inflows and outflows. For internal analysis of the Company's cash position, management does not view these transactions as inflows and outflows from the business, but as cash management transactions. If required, such investments could be settled relatively quickly as additional cash resources are needed. The Company believes that this non-GAAP presentation is a helpful measure of the Company's liquidity.

The Company presents financial information using the Previous Method for the fourth fiscal quarter and fiscal 2004 and financial results as though the New Method had been in effect for prior periods to facilitate evaluation by management, investors and analysts of the results for these periods on a comparable basis to the Company's previous guidance and future periods. The Company believes that this presentation is useful in evaluating performance as compared to guidance on a consistent and comparable basis.

The non-GAAP financial information presented herein should be considered in addition, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Reconciliations between total QUALCOMM results and results using the Previous and New Methods and between total QUALCOMM cash flow and cash, cash equivalents and marketable securities and total QUALCOMM excluding the QSI segment are presented herein.

QUALCOMM Announces Fourth Quarter and Fiscal 2004 Results

NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to the historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including but not limited to risks associated with: the rate of development, deployment and commercial acceptance of CDMA based networks and CDMA based technology, including CDMA2000 1X, 1xEVDO and WCDMA, both domestically and internationally; our dependence on major customers and licensees; fluctuations in the demand for CDMA based products, services or applications; foreign currency fluctuations; strategic loans, investments and transactions the Company has or may pursue; dependence on third party manufacturers and suppliers; our ability to maintain and improve operational efficiencies and profitability; developments in current and future litigation as well as other risks detailed from time-to-time in the Company's SEC reports.

                                       ###

QUALCOMM(R), Mobile Station Modem(TM), MSM(TM), FLO (TM), MediaFLO (TM), gpsOne(TM), CSM(TM), Qtv(TM) MSM6250(TM), MSM6500(TM), MSM6550(TM), MSM6300(TM), radioOne(TM), powerOne(TM), RFL6202(TM), RFR6202(TM) , RTR6250(TM), RFR6122(TM), RFT6122(TM), PM6650(TM), BREW(R), QChat(R), QUALCOMM Wireless Business Solutions(R), TruckMAIL(TM), OmniTRACS(R), OmniExpress(R), GlobalTRACS(R), T2(TM) and TrailerTRACS(R) are trademarks and/or service marks of QUALCOMM Incorporated. CDMA2000(R) is a registered trademark of the Telecommunications Industry Association. All other trademarks are the property of their respective owners.

QUALCOMM Announces Forth Quarter and Fiscal 2004 Results

      QUALCOMM INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            THIS SCHEDULE IS TO ASSIST THE READER IN RECONCILING FROM
                 RESULTS EXCLUDING QSI TO TOTAL QUALCOMM RESULTS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                  THREE MONTHS ENDED SEPTEMBER 26, 2004
                                                              --------------------------------------------
                                                                                                   TOTAL
                                                              EXCLUDING QSI          QSI          QUALCOMM
                                                              -------------     ----------      ----------
Revenues:
  Equipment and services                                         $   954           $     -         $   954
                                                                 -------           -------         -------
  Licensing and royalty fees                                         164                 -             164
                                                                 -------           -------         -------
                                                                   1,118                 -           1,118
                                                                 -------           -------         -------
Operating expenses:
  Cost of equipment and services revenues                            410                 -             410
  Research and development                                           208                 -             208
  Selling, general and administrative                                144                 2             146
  Amortization of other acquisition-related
    intangible assets                                                  -                 -               -
  Other                                                               (2)               (6)             (8)
                                                                 -------           -------         -------
Total operating expenses                                             760                (4)            756
                                                                 -------           -------         -------
Operating income
                                                                     358                 4             362
Investment income, net
                                                                      53        (a)     16      (b)     69
                                                                 -------           -------         -------
Income before income taxes                                           411                20             431
Income tax (expense) benefit                                         (75)       (c)     31             (44) (c)
                                                                 -------           -------         -------
Income from continuing operations                                    336                51             387
Income from discontinued operations, net of income taxes (d)           -                 6               6
                                                                 -------           -------         -------
Net income                                                       $   336           $    57         $   393
                                                                 =======           =======         =======
Diluted earnings per common share
   from continuing operations                                    $  0.20           $  0.03         $  0.23
Diluted earnings per common share from
   discontinued operations                                             -                 -               -
                                                                 -------           -------         -------
Net earnings per common share:
   Diluted                                                       $  0.20           $  0.03         $  0.23
                                                                 =======           =======         =======
Shares used in per share calculations:
  Diluted                                                         1,692             1,692           1,692
                                                                 =======           =======         =======

(a) Includes $43 million in interest income related to cash, cash equivalents and marketable securities, which are not part of the Company's strategic investment portfolio.

(b) Includes $44 million in net gains on investments, partially offset by $17 million equity in losses of investees and $11 million in other-than-temporary losses on investments.

(c) The fiscal year 2004 effective tax rates for continuing operations for total QUALCOMM and QUALCOMM excluding QSI are approximately 25% and 27%, respectively. The 10% fourth quarter fiscal 2004 tax rate from continuing operations for total QUALCOMM is lower than the annual effective tax rate due to the reduction in earnings taxed at a higher rate that resulted from the change in method of estimating QTL royalties as well as an increase in the Company's forecast of its ability to utilize its capital loss carryforwards.

(d) The results of operations related to the Vesper Operating Companies, TowerCo and the SMP licenses, including gains and losses realized on sales transactions, are presented as discontinued operations.

QUALCOMM Announces Forth Quarter and Fiscal 2004 Results

      QUALCOMM INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            THIS SCHEDULE IS TO ASSIST THE READER IN RECONCILING FROM
                 RESULTS EXCLUDING QSI TO TOTAL QUALCOMM RESULTS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                  TWELVE MONTHS ENDED SEPTEMBER 26, 2004
                                                                           --------------------------------------------------
                                                                                                                       TOTAL
                                                                           EXCLUDING               QSI               QUALCOMM
                                                                           ---------          ---------            ----------
Revenues:
  Equipment and services                                                    $ 3,514              $    -               $ 3,514
  Licensing and royalty fees                                                  1,366                   -                 1,366
                                                                            -------              ------               -------
                                                                              4,880                   -                 4,880
                                                                            -------              ------               -------
Operating expenses:
  Cost of equipment and services revenues                                     1,484                   -                 1,484
  Research and development                                                      720                   -                   720
  Selling, general and administrative                                           553                  15                   568
  Amortization of other acquisition-related
    intangible assets                                                             5                   -                     5
  Other                                                                          (4)                (22)                  (26)
                                                                            -------              ------               -------
Total operating expenses                                                      2,758                  (7)                2,751
                                                                            -------              ------               -------
Operating income                                                              2,122                   7                 2,129
Investment income (expense), net                                                194           (a)   (10)           (b)     184
                                                                            -------              ------               -------
Income (loss) from continuing operations before income taxes                  2,316                  (3)                2,313
Income tax (expense) benefit                                                   (636)          (c)    48                 (588) (c)
                                                                            -------              ------               -------
Income from continuing operations                                             1,680                  45                 1,725
Loss from discontinued operations, net of income taxes (d)                        -                  (5)                    (5)
                                                                            -------              ------               -------
Net income                                                                  $ 1,680              $   40               $ 1,720
                                                                            =======              ======               =======
Diluted earnings per common share
   from continuing operations (e)                                           $  1.00              $ 0.03               $  1.03
Diluted loss per common share from
   discontinued operations (e)                                                    -               (0.01)                    -
                                                                            -------              ------               -------
Diluted earnings per common share                                           $  1.00              $ 0.02               $  1.03
                                                                            =======              ======               =======
Shares used in per share calculations:
   Diluted                                                                    1,675               1,675                 1,675
                                                                            =======              ======               =======

(a) Includes $161 million in interest income related to cash, cash equivalents and marketable securities, which are not part of the Company's strategic investment portfolio.

(b) Includes $71 million equity in losses of investees and $12 million in other-than-temporary losses on marketable securities, partially offset by $59 million in net gains on investments, and $14 million in interest income.

(c) The fiscal year 2004 effective tax rates for continuing operations for total QUALCOMM and QUALCOMM excluding QSI are approximately 25% and 27%, respectively.

(d) The results of operations related to the Vesper Operating Companies, TowerCo and the SMP licenses, including gains and losses realized on sales transactions, are presented as discontinued operations.

(e) The sum of the earnings per share amounts may not equal total earnings per share due to rounding.

QUALCOMM Announces Forth Quarter and Fiscal 2004 Results

                              QUALCOMM INCORPORATED
    CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND MARKETABLE SECURITIES THIS SCHEDULE IS TO ASSIST THE READER IN RECONCILING CASH FLOWS FROM CASH,
 CASH EQUIVALENTS AND MARKETABLE SECURITIES EXCLUDING QSI TO TOTAL QUALCOMM
                                   CASH FLOWS
                                  (IN MILLIONS)
                                   (UNAUDITED)

                                                                                      THREE MONTHS ENDED SEPTEMBER 26, 2004
                                                                                      -------------------------------------
                                                                                      EXCLUDING                     TOTAL
                                                                                         QSI        QSI           QUALCOMM
                                                                                      ---------   ------          --------
Earnings before taxes, depreciation, amortization and other adjustments (1)            $   208    $    5          $    213
Working capital changes and net taxes paid (2)                                             560       (3)               557
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                  768         2               770

Capital expenditures                                                                      (139)        -              (139)
FREE CASH FLOW (NET CASH PROVIDED BY OPERATING ACTIVITIES LESS
 CAPITAL EXPENDITURES)                                                                     629         2               631

Net additional share capital                                                               129         -               129
Dividends paid                                                                            (114)        -              (114)
Net issuance of notes receivables                                                            -        (2)               (2)
Other investments                                                                            -        (4)               (4)
Other items                                                                                 (4)        6                 2
Changes in fair value and other changes to marketable securities                            24       (11)               13
Marketable securities pending settlement receipts                                          (19)      (19)              (38)
Net cash provided by discontinued operations                                                 -         7                 7
Transfer from QSI (3)                                                                       22       (22)                -
Transfer to QSI (4)                                                                         (5)        5                 -

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND MARKETABLE SECURITIES (5)        $   662    $  (38)         $    624

(1) Reconciliation to GAAP:
     Net income                                                                        $   336    $   51          $    387
     Non-cash adjustments (a)                                                                4        (1)                3
     Net realized gains on marketable securities and other investments                     (11)      (45)              (56)
     Net taxes paid                                                                       (121)        -              (121)
     Earnings before taxes, depreciation, amortization and other adjustments           $   208    $    5          $    213
(2) Reconciliation to GAAP:
     Increase in cash resulting from changes in working capital                        $   439    $   (3)         $    436
     Net taxes refunded                                                                    121         -               121
     Working capital changes and net taxes paid                                        $   560    $   (3)         $    557
(3)  Cash from loan payments and sale of equity securities.
(4)  Funding for strategic debt and equity investments, operations of Vesper and other QSI operating expenses.
(5)  Reconciliation to GAAP cash flow statement:
     Net decrease in cash and cash equivalents (GAAP)                                  $  (795)   $    -           $  (795)
      Plus: Net purchase (proceeds) of marketable securities                             1,452        (8)            1,444
      Plus: Net increase (decrease) in fair value and other changes
       to marketable securities                                                             24       (11)               13
      Plus: Net increase in marketable securities pending settlement receipt               (19)      (19)              (38)
     Net increase (decrease) in cash, cash equivalents and marketable securities       $   662    $  (38)          $   624

QUALCOMM Announces Forth Quarter and Fiscal 2004 Results

                              QUALCOMM INCORPORATED
    CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND MARKETABLE SECURITIES THIS SCHEDULE IS TO ASSIST THE READER IN RECONCILING CASH FLOWS FROM CASH,
 CASH EQUIVALENTS AND MARKETABLE SECURITIES EXCLUDING QSI TO TOTAL QUALCOMM
                                   CASH FLOWS
                                  (IN MILLIONS)
                                   (UNAUDITED)

                                                                                             TWELVE MONTHS ENDED SEPTEMBER 26, 2004
                                                                                             --------------------------------------
                                                                                             EXCLUDING                       TOTAL
                                                                                               QSI               QSI       QUALCOMM
                                                                                             ---------          ------     --------
Earnings before taxes, depreciation, amortization and other adjustments (1)                    $ 2,178          $   26      $ 2,204
Working capital changes and net taxes paid (2)                                                     274               3          277
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                        2,452              29        2,481

Capital expenditures                                                                             (332)               -         (332)
FREE CASH FLOW (NET CASH PROVIDED BY OPERATING ACTIVITIES LESS
 CAPITAL EXPENDITURES)                                                                           2,120              29        2,149

Net additional share capital                                                                       330               -          330
Proceeds from put options                                                                            5               -            5

Dividends paid                                                                                    (308)              -         (308)
Net collections of finance receivables                                                               2             193          195
Net collections (issuance) of notes receivables                                                     37             (36)           1
Other investments                                                                                  (16)            (54)         (70)
Other items                                                                                         (6)             15            9
Changes in fair value and other changes to marketable securities                                   (13)             25           12
Marketable securities pending settlement receipt                                                   (29)            (18)         (47)
Net cash used by discontinued operations                                                             -             (13)         (13)
Transfer from QSI (3)                                                                              305            (305)           -
Transfer to QSI (4)                                                                               (136)            136            -

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND MARKETABLE SECURITIES (5)                $ 2,291          $  (28)     $ 2,263

(1) Reconciliation to GAAP:

     Net income from continuing operations                                                     $ 1,680          $   45      $ 1,725
     Non-cash adjustments (b)                                                                      657              37          694
     Net realized gains on marketable securities and other investments                             (32)            (56)         (88)
     Net taxes paid                                                                               (127)              -         (127)
     Earnings before taxes, depreciation, amortization and other adjustments                   $ 2,178          $   26      $ 2,204
(2) Reconciliation to GAAP:

     Increase (decrease) in cash resulting from changes in working capital                     $   147          $    3      $   150
     Net taxes refunded                                                                            127               -          127
     Working capital changes and net taxes paid                                                $   274          $    3      $   277
(3)  Cash from loan payments and sale of equity securities.

(4) Funding for strategic debt and equity investments, operations of Vesper and other QSI operating expenses.

(5)  Reconciliation to GAAP cash flow statement:

     Net decrease in cash and cash equivalents (GAAP)                                          $  (823)         $   (8)     $  (831)
      Plus: Net purchase (proceeds) of marketable securities                                     3,155             (26)       3,129
      Plus: Net (decrease) increase in fair value and other changes to marketable securities       (13)             25           12
      Plus: Net increase in marketable securities pending settlement receipt                       (29)            (18)         (47)

     Net increase (decrease) in cash, cash equivalents and marketable securities               $ 2,290          $  (27)     $ 2,263

(b) See the supplemental detail to the condensed consolidated statements of cash flows and marketable securities.

QUALCOMM Announces Fourth Quarter and Fiscal 2004 Results

                           SUPPLEMENTAL DETAIL TO THE
    CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND MARKETABLE SECURITIES
                                  (IN MILLIONS)
                                   (UNAUDITED)

                                                 THREE MONTHS ENDED SEPTEMBER 26, 2004
                                                 --------------------------------------
                                                     EXCLUDING            TOTAL
                                                        QSI      QSI     QUALCOMM
                                                     ---------  ----     --------
(a) Non-cash adjustments are comprised of:
     Depreciation and amortization                     $ 42     $  1      $ 43
     Losses on derivative instruments                     -        1         1
     Other-than-temporary losses on marketable
       securities and other investments                   -       11        11
     Equity in losses of investees                        -       18        18
     Non-cash income tax benefit                        (47)     (30)      (77)
     Other non-cash charges                               9       (2)        7
                                                       ----     ----      ----
Total non-cash adjustments                             $  4     $ (1)     $  3
                                                       ====     ====      ====

                                                 TWELVE MONTHS ENDED SEPTEMBER 26, 2004
                                                 --------------------------------------
                                                     EXCLUDING            TOTAL
                                                        QSI      QSI     QUALCOMM
                                                     ---------  ----     --------
(b) Non-cash adjustments are comprised of:
     Depreciation and amortization                     $ 158   $  5      $ 163
     Gains on derivative instruments                      (5)    (2)        (7)
     Other-than-temporary losses on marketable
       securities and other investments                    -     12         12
     Equity in losses of investees                         1     71         72
     Non-cash income tax expense (benefit)               467    (48)       419
     Other non-cash charges (credits)                     36     (1)        35
                                                       -----   ----      -----
Total non-cash adjustments                             $ 657   $ 37      $ 694
                                                       =====   ====      =====

QUALCOMM Announces Fourth Quarter and Fiscal 2004 Results

                              QUALCOMM INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                    QUALCOMM
                                                   EXCLUDING
                                                      QSI          QSI (a)        QUALCOMM       QUALCOMM
                                                  SEPTEMBER 26,  SEPTEMBER 26,  SEPTEMBER 26,  SEPTEMBER 28,
                                                       2004         2004           2004           2003
                                                  -------------  -------------  -------------  -------------
ASSETS
Current assets:
  Cash and cash equivalents                          $  1,214        $ -          $ 1,214         $ 2,045
  Marketable securities                                 4,728         40            4,768           2,516
  Accounts receivable, net                                562         19              581             484
  Inventories, net                                        154          -              154             110
  Deferred tax assets (a)                                 409          -              409             612
  Other current assets                                     92          9              101             182
                                                     --------       ----          -------         -------
          Total current assets                          7,159         68            7,227           5,949
Marketable securities                                   1,546        107            1,653             811
Property, plant and equipment, net                        675          -              675             622
Goodwill, net                                             356          -              356             346
Deferred tax assets (a)                                   493          -              493             407
Other assets                                              191        225              416             687
                                                     --------       ----          -------         -------
          Total assets                               $ 10,420       $400          $10,820         $ 8,822
                                                     ========       ====          =======         =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable                             $    284       $  2          $   286         $   195
  Payroll and other benefits related liabilities          194          -              194             141
  Unearned revenue                                        172          -              172             174
  Current portion of long-term debt                         -          -                -             103
  Other current liabilities                               239          3              242             195
                                                     --------       ----          -------         -------
         Total current liabilities                        889          5              894             808
Unearned revenue                                          170          -              170             237
Long-term debt                                              -          -                -             123
Other liabilities                                          92          -               92              56
                                                     --------       ----          -------         -------
         Total liabilities                              1,151          5            1,156           1,224
                                                     --------       ----          -------         -------
Stockholders' equity:
  Preferred stock, $0.0001 par value                        -          -                -               -
  Common stock, $0.0001 par value                           -          -                -               -
  Paid-in capital                                       6,940          -            6,940           6,325
  Retained earnings                                     2,709          -            2,709           1,297
  Accumulated other comprehensive (loss) income           (41)        56               15             (24)
                                                     --------       ----          -------         -------
       Total stockholders' equity                       9,608         56            9,664           7,598
                                                     --------       ----          -------         -------
       Total liabilities and stockholders' equity    $ 10,759       $ 61          $10,820         $ 8,822
                                                     ========       ====          =======         =======

(a) Deferred tax assets and liabilities are not allocated to the Company's segments. Net deferred tax assets and liabilities, if any, of subsidiaries that are consolidated by QSI are reflected as QSI assets and liabilities.

QUALCOMM Announces Fourth Quarter and Fiscal 2004 Results

                              QUALCOMM INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                              THREE MONTHS ENDED         TWELVE MONTHS ENDED
                                                          --------------------------  --------------------------
                                                          SEPTEMBER 26  SEPTEMBER 28  SEPTEMBER 26  SEPTEMBER 28
                                                             2004        2003 (a)       2004           2003 (a)
                                                             ----        --------       ----           --------
Revenues:
  Equipment and services                                   $   954       $   618       $ 3,514       $ 2,862
  Licensing and royalty fees                                   164           253         1,366           985
                                                           -------       -------       -------       -------
                                                             1,118           871         4,880         3,847
                                                           -------       -------       -------       -------
Operating expenses:
  Cost of equipment and services revenues                      410           289         1,484         1,268
  Research and development                                     208           143           720           523
  Selling, general and administrative                          146           118           568           471
  Amortization of acquisition-related intangible assets          -             2             5             8
  Asset impairment and related charges                           -             -             -            34
  Other                                                         (8)            -           (26)          (30)
                                                           -------       -------       -------       -------
Total operating expenses                                       756           552         2,751         2,274
                                                           -------       -------       -------       -------
Operating income                                               362           319         2,129         1,573
Investment income (expense), net                                69            29           184            (8)
                                                           -------       -------       -------       -------
Income from continuing operations before income taxes          431           348         2,313         1,565
Income tax expense                                             (44)          (93)         (588)         (536)
                                                           -------       -------       -------       -------
Income from continuing operations                              387           255         1,725         1,029
                                                           -------       -------       -------       -------
Income (loss) from discontinued operations                       6            36            (5)         (202)
                                                           -------       -------       -------       -------
Net income                                                 $   393       $   291       $ 1,720       $   827
                                                           =======       =======       =======       =======
Basic earnings per common share from continuing
   operations (b)                                          $  0.24       $  0.16       $  1.07       $  0.65
Basic earnings (loss) per common share from
   discontinued operations (b)                                   -          0.02         (0.01)        (0.13)
                                                           -------       -------       -------       -------
Basic earnings per common share (b)                        $  0.24       $  0.18       $  1.06       $  0.52
                                                           =======       =======       =======       =======
Diluted earnings per common share from continuing
   operations (b)                                          $  0.23       $  0.16       $  1.03       $  0.63
Diluted earnings (loss) per common share from
   discontinued operations (b)                                   -       $  0.03             -         (0.12)
                                                           -------       -------       -------       -------
Diluted earnings per common share  (b)                     $  0.23       $  0.18       $  1.03       $  0.51
                                                           =======       =======       =======       =======
Shares used in per share calculations:
   Basic (b)                                                 1,630         1,591         1,616         1,579
                                                           =======       =======       =======       =======
   Diluted (b)                                               1,692         1,643         1,675         1,636
                                                           =======       =======       =======       =======
Dividends per share paid (b)                               $ 0.070       $ 0.035       $ 0.190       $ 0.085
                                                           =======       =======       =======       =======
Dividends per share announced (b)                          $ 0.070       $ 0.035       $ 0.190       $ 0.085
                                                           =======       =======       =======       =======

(a) As adjusted to present results related to Vesper, TowerCo and SMP licenses as discontinued operations.

(b) We affected a two-for-one stock split in August 2004. All references to number of shares and per share amounts reflect the stock split.

QUALCOMM Announces Fourth Quarter and Fiscal 2004 Results

                              QUALCOMM INCORPORATED
 A COMPARISON OF THE "PRIOR METHOD OF ESTIMATING ROYALTIES" AND
                    THE "NEW METHOD OF ESTIMATING ROYALTIES"
                                ($ IN MILLIONS)

                                                               Q403   FY03     Q104     Q204   Q304     Q404     FY04
                                                               ----   ----     ----     ----   ----     ----     ----
Estimate of estimated licensees for prior period              $  135 $   150  $   151  $  205 $   237  $   253  $   151
Royalties reported by estimated licensees for prior period       154     167      208     262     264      255      208
                                                              ------ -------  -------  ------ -------  -------  -------
Prior period variance included in reporting period                19      17       57      57      27        2       57
Other royalties reported in reporting period                      37     670       45      51     109       99    1,084
Estimate for estimated licensees for current period              151     151      205     237     253        -        -
                                                              ------ -------  -------  ------ -------  -------  -------
Total QTL royalty revenues from external licensees               207     838      307     345     389      101    1,141
Intercompany revenue                                              20     103       32      30      33       36      132
License revenue                                                   15      59       15      15      15       14       59
                                                              ------ -------  -------  ------ -------  -------  -------
Total QTL revenue using the prior method                      $  242 $ 1,000  $   353  $  390 $   436
Total QTL revenue including prospective change to
 new method in Q4 04                                                                                   $   151  $ 1,331
Total royalties reported by external licensees (1)            $  191 $   837  $   253  $  313 $   373  $   354  $ 1,292
Intercompany revenue                                              20     103       32      30      33       36      132
License revenue                                                   15      59       15      15      15       14       59
                                                              ------ -------  -------  ------ -------  -------  -------
Total QTL Revenue using new method                            $  226 $   999  $   300  $  358 $   420  $   404  $ 1,483
Difference between the estimation methods                     $   16 $     1  $    54  $   32 $    16  $  (253) $  (151)
                                                              ------ -------  -------  ------ -------  -------  -------
Total QCOM revenues as reported under GAAP (2)                $  871 $ 3,847  $ 1,207  $1,216 $ 1,341  $ 1,118  $ 4,880
Less:  Difference between the estimation methods                  16       1       54      32      16     (253)    (151)
Less:  QSI Revenue (2)                                             -       1        -       -       -        -        -
                                                              ------ -------  -------  ------ -------  -------  -------
Total QCOM revenues using new method                          $  854 $ 3,845  $ 1,153  $1,184 $ 1,325  $ 1,371  $ 5,031
TOTAL QCOM net income as reported under GAAP                  $  291 $   827  $   352  $  488 $   486  $   393  $ 1,720
Less:  Net income attributed to difference between
 the estimation methods(3)                                        10       1       33      20      10     (154)     (92)
Less:  QSI Net income (loss)                                      55    (334)     (66)     46       4       57       40
                                                              ------ -------  -------  ------ -------  -------  -------

QCOM net income using new method                              $  226 $ 1,160  $   386  $  422 $   473  $   490  $ 1,772

QCOM diluted EPS as reported under GAAP                       $ 0.18 $  0.51  $  0.21  $ 0.29 $  0.29  $  0.23  $  1.03

EPS ATTRIBUTED TO DIFFERENCE BETWEEN
 THE ESTIMATION METHODS                                       $ 0.01 $  0.00  $  0.02  $ 0.01 $  0.01  $ (0.09) $ (0.06)

QSI Net income (loss)                                         $ 0.03 $ (0.20) $ (0.04) $ 0.03 $  0.00  $  0.03  $  0.02
QCOM diluted EPS excluding QSI using new method               $ 0.14 $  0.71  $  0.23  $ 0.25 $  0.28  $  0.29  $  1.06

Shares previously used for diluted EPS                           821     818      827     836     841      n/a      n/a
Adjusted for stock split                                       1,643   1,636    1,654   1,672   1,682    1,692    1,675

All EPS amounts have been adjusted to reflect the 2:1 stock split that was effected during the fourth quarter of fiscal 2004.

QTL revenues as reported under GAAP and using the New Method are presented to illustrate the difference between the Prior Method used for royalties prior to the fourth quarter of fiscal 2004 and the New Method implemented starting in the fourth quarter of fiscal 2004. A similar table is provided on our web site for fiscal 2001 and 2002 and quarterly for fiscal 2003.

(1) Represents royalty revenue that would have been reported during the period if the New Method had been adopted retroactively. Does not represent royalty revenue that will be recognized under GAAP due to the effect of the accounting change on these periods.

(2) During fiscal 2004, the Company sold its consolidated subsidiaries, the Vesper Operating Companies and TowerCo, and returned personal mobile service (SMP) licenses to Anatel, the telecommunications regulatory agency in Brazil. The results of operations of the Vesper Operating Companies and TowerCo, including gains and losses realized on the sales transactions and the SMP license, have been restated as discontinued operations. The Company's revenues for all prior periods have been adjusted to present the discontinued operations.

(3)   QTL's rounded effective tax rate is 40% in fiscal 2003 and 2004.

Sums may not equal totals due to rounding.

QUALCOMM Announces Fourth Quarter and Fiscal 2004 Results

                              QUALCOMM INCORPORATED
       PRO FORMA RESULTS USING THE "PRIOR METHOD OF ESTIMATING ROYALTIES"
                     ($ IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                 Q404      FY04
                                                                                 ----      ----
Total GAAP revenues                                                             $ 1,118   $ 4,880
Plus:  QTL royalty revenue estimate that would have been recorded                   251       251
                                                                                -------   -------
Pro forma revenues                                                                1,369     5,131
Less:  QSI revenues                                                                   -         -
                                                                                -------   -------
Pro forma revenues excluding QSI                                                $ 1,369   $ 5,131
                                                                                =======   =======
Total GAAP income from continuing operations before income taxes                $   431   $ 2,313
Plus:  QTL royalty revenue estimate that would have been recorded                   251       251
                                                                                -------   -------
Pro forma income from continuing operations before income taxes                     682     2,564
Less:  QSI income from continuing operations before income taxes                     20        (3)
                                                                                -------   -------
Pro forma income from continuing operations before income taxes excluding QSI   $   662     2,566
                                                                                =======   =======

Total GAAP income tax expense                                                   $    44   $   588
Plus:  Income tax expense on QTL royalty revenue estimate                            98        98
                                                                                -------   -------
Pro forma income tax expense                                                        142       685
Less:  QSI income tax benefit                                                       (31)      (48)
                                                                                -------   -------
Pro forma income tax expense excluding QSI                                      $   173   $   733
                                                                                =======   =======
Total GAAP net income                                                           $   393   $ 1,720
Plus:  QTL royalty revenue estimate, net of tax, that would have been recorded      153       153
                                                                                -------   -------
Pro forma net income                                                                546     1,873
Less:  QSI net income                                                                57        40
                                                                                -------   -------
Pro forma net income excluding QSI                                              $   489   $ 1,833
                                                                                =======   =======
Total GAAP diluted earnings per share                                           $  0.23   $  1.03
Plus:  Incremental pro forma diluted earnings per share from QTL revenue           0.09      0.09
                                                                                -------   -------
Pro forma diluted earnings per share                                               0.32      1.12
Less:  QSI diluted earnings per share                                              0.03      0.02
                                                                                -------   -------
Pro forma diluted earnings per share excluding QSI                                 0.29      1.09
                                                                                =======   =======
Number of shares used in the diluted earnings per share calculations              1,692     1,675

Sums may not equal totals due to rounding.

Pro forma results using the estimation method used for royalties prior to the fourth quarter of fiscal 2004 (the Prior Method of estimating royalties) are provided to illustrate the effect of the change in estimation method related to QTL royalty revenues to enable comparisons of fourth quarter results to previous guidance.

QUALCOMM Announces Fourth Quarter and Fiscal 2004 Results

                              QUALCOMM INCORPORATED
                QUARTERLY GUIDANCE PROVIDED ON SEPTEMBER 17, 2004

QUARTERLY GUIDANCE (1) - As of September 17, 2004

                                                                      Q4 FY 04
                                                               (September 2004)
                                                                      Guidance
                                                ------------------------------
QUALCOMM Excluding QSI
     Revenues                                         4-5% sequential increase
                                                60-62% year-over-year increase
     EPS                                                           $0.28-$0.30
Total QUALCOMM
     Revenues                                         4-5% sequential increase
                                                60-62% year-over-year increase
     EPS                                                           $0.28-$0.30
QSI
     Revenues
     EPS                                                                 $0.00

FISCAL YEAR GUIDANCE (1) - As of September 17, 2004

                                                                         FY 04
                                                                      Guidance
                                                ------------------------------
QUALCOMM Excluding QSI
     Revenues                                       33-34% sequential increase
     EPS                                                           $1.09-$1.10
Total QUALCOMM
     Revenues                                       33-34% sequential increase
     EPS                                                           $1.08-$1.09
QSI
     Revenues
     EPS                                                                ($0.01)

(1) Due to their nature, certain income and expense items such as realized investment gains or losses, income related to the use of our FCC Auction Discount Voucher and asset impairments cannot be accurately forecast. Accordingly, the Company excludes such items from its business outlook, and actual results may vary materially from the business outlook if the Company incurs such income or expense items.

QUALCOMM Announces Fourth Quarter and Fiscal 2004 Results

                              QUALCOMM INCORPORATED
                       PRIOR PERIOD SUPPLEMENTAL SCHEDULE
    THIS SCHEDULE IS PROVIDED SOLELY FOR THE PURPOSES OF RECONCILING NON-GAAP
                   FINANCIAL MEASURES RELATED TO PRIOR PERIODS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                       NINE MONTHS ENDED JUNE 27, 2004
                                                                   -----------------------------------------
                                                                   EXCLUDING                         TOTAL
                                                                      QSI              QSI          QUALCOMM
                                                                   ---------         -------        --------
Revenues                                                             3,763                 -          3,763
                                                                   -------           -------        -------
Income (loss) from continuing operations before income taxes         1,904               (23)         1,881
Income tax (expense) benefit                                          (560)(b)            17           (543)(b)
                                                                   -------           -------        -------
Income (loss) from continuing operations                             1,344                (6)         1,338
Loss from discontinued operations, net of income taxes (a)               -               (11)           (11)
                                                                   -------           -------        -------
Net income (loss)                                                  $ 1,344           $   (17)       $ 1,327
                                                                   =======           =======        =======
Diluted earnings (loss) per common share
   from continuing operations (d) (e)                              $  0.81           $  0.00        $  0.80
                                                                   =======           =======        =======
Diluted loss per common share from
   discontinued operations (d) (e)                                 $  0.00           $ (0.01)       $  0.00
                                                                   =======           =======        =======
Diluted earnings (loss) per common share (d) (e)                   $  0.81           $ (0.01)       $  0.80
                                                                   =======           =======        =======
Shares used in per share calculations:
   Diluted (e)                                                       1,669             1,669          1,669
                                                                   =======           =======        =======

                                                                     THREE MONTHS ENDED DECEMBER 28, 2003
                                                                   ----------------------------------------
Revenues                                                             1,207                 -          1,207
                                                                   -------           -------        -------
Income (loss) from continuing operations before income taxes           607                (4)           603
Income tax (expense) benefit                                          (188)(c)            (5)          (193)(c)
                                                                   -------           -------        -------
Income from continuing operations                                      419                (9)           410
Income from discontinued operations, net of income taxes (a)             -               (58)           (58)
                                                                   -------           -------        -------
Net income                                                         $   419           $   (67)       $   352
                                                                   =======           =======        =======
Diluted earnings per common share
   from continuing operations (d) (e)                              $  0.25              0.00        $  0.25
                                                                   =======           =======        =======
Diluted earnings per common share from
   discontinued operations (d) (e)                                 $  0.00           $ (0.04)       $ (0.04)
                                                                   =======           =======        =======
Diluted earnings loss per common share (d) (e)                     $  0.25           $ (0.04)       $  0.21
                                                                   =======           =======        =======
Shares used in per share calculations:
   Diluted (e)                                                       1,654             1,654          1,654
                                                                   =======           =======        =======

                                                                    TWELVE MONTHS ENDED SEPTEMBER 28, 2003
                                                                   ----------------------------------------
Revenues                                                             3,846                 1          3,847
                                                                   -------           -------        -------
Income (loss) from continuing operations before income taxes         1,733              (168)         1,565
Income tax (expense) benefit                                          (572)(c)            36           (536)(c)
                                                                   -------           -------        -------
Income (loss) from continuing operations                             1,161              (132)         1,029
Loss from discontinued operations, net of income taxes (a)               -              (202)          (202)
                                                                   -------           -------        -------
Net income (loss)                                                  $ 1,161           $  (334)       $   827
                                                                   =======           =======        =======
Diluted earnings (loss) per common share
   from continuing operations (d) (e)                              $  0.71           $ (0.08)       $  0.63
                                                                   =======           =======        =======
Diluted loss per common share from
   discontinued operations (d) (e)                                 $  0.00           $ (0.12)       $ (0.12)
                                                                   =======           =======        =======
Diluted earnings loss per common share (d) (e)                     $  0.71           $ (0.20)       $  0.51
                                                                   =======           =======        =======
Shares used in per share calculations:
   Diluted (e)                                                       1,636             1,636          1,636
                                                                   =======           =======        =======

(a) The results of operations related to the Vesper Operating Companies, TowerCo and the SMP licenses, including gains and losses realized on sales transactions, are presented as discontinued operations.

(b) The third quarter of fiscal 2004 estimated annual effective tax rates for continuing operations for total QUALCOMM and QUALCOMM excluding QSI were approximately 29% and 30%, respectively.

(c) The fiscal year 2003 effective tax rates for continuing operations for total QUALCOMM and QUALCOMM excluding QSI were approximately 34% and 33%, respectively.

(d) The sum of the earnings per share amounts may not equal total earnings per share due to rounding.

(e) We effected a two-for-one stock split in August 2004. All references to number of shares and per share amounts reflect these stock splits.

      Revenues and earnings excluding the QSI segment, including for forward looking periods, are calculated as total QUALCOMM revenues and earnings less revenues and earnings attributed to the QSI segment. No other adjustments are made.